Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES ACQUISITION OF COBRA PLASTICS

Acquisition Further Expands Closures Franchise Into New Markets

STAMFORD, Connecticut, February 4, 2020 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it has acquired Cobra Plastics, Inc. This business manufactures and sells injection molded plastic closures for a wide variety of consumer products, with a particular focus on the aerosol overcap market.

“The acquisition of Cobra Plastics expands the product offering of our global closures franchise into a variety of new markets and applications,” said Adam Greenlee, President of Silgan. “The combination of Cobra’s overcap product line with our aerosol actuators and dispensing systems will allow Silgan to offer a broader range of integrated solutions, including functional overcaps, to meet the unique needs of our customers,” concluded Mr. Greenlee.

The acquired business, with sales of approximately $30 million, currently operates from two manufacturing facilities located in close proximity to one another in Macedonia, Ohio.

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SILGAN HOLDINGS
February 4, 2020

Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.5 billion in 2019. Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.